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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): APRIL 13, 1997



                                    MEDITRUST
                        --------------------------------
             (Exact name of registrant as specified in its charter)


                         Commission file number 1-09582



                MASSACHUSETTS                               04-6532031
       (State or other jurisdiction of                 (I.R.S. Employer or
       incorporation or organization)                  Identification No.)


 197 FIRST AVENUE, NEEDHAM, MASSACHUSETTS                             02194-9127
 -----------------------------------------                            ----------
 (Address of principal executive offices)                             (Zip Code)


                                 (617) 433-6000
                             ----------------------
              (Registrant's telephone number, including area code)




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ITEM 5.  OTHER EVENTS.

     On April 13, 1997, Meditrust and its wholly-owned subsidiary, Meditrust Acquisition Corporation IV (together, "Meditrust") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (together, "Santa Anita"). When the transaction is consummated, Meditrust will be merged into Santa Anita, and shareholders of Meditrust will receive 1.2016 paired common shares of Santa Anita for each share of Meditrust they own in a tax-free exchange of shares. Based on the closing price of Meditrust on April 11, 1997 of $37.25 per share, the transaction will have an initial value to the shareholders of Santa Anita of approximately $383 million, or $31.00 per paired common share. Upon completion of the merger, the surviving corporations will be called Meditrust Corporation and Meditrust Operating Company.

     Meditrust has agreed to buy approximately 1.2 million paired common shares of Santa Anita at $31.00 per paired common share. In addition, Santa Anita has agreed to sell to one or more independent parties designated by Meditrust approximately 1.0 million Santa Anita paired common shares at a price of $31.00 per paired common share. As of March 31, 1997, there were approximately 61.5 million shares of beneficial interest of Meditrust outstanding and there were approximately 11.5 million paired shares of common stock and approximately 867,000 paired shares of preferred stock of Santa Anita outstanding.

     The Merger Agreement also provides that, if requested by Santa Anita, Meditrust will make available to Santa Anita $100 million (less the purchase price of the 1.2 million paired common shares acquired by Meditrust) to be used by Santa Anita for a cash self tender or cash election to its shareholders at a price of $31.00 per paired common share.

     The transaction, which has been approved unanimously by the Board of Trustees of Meditrust and the Boards of Directors of Santa Anita, is subject to regulatory approvals and approvals of the shareholders of both Meditrust and Santa Anita. The merger is not subject to any financing conditions. The parties intend to file proxy materials for the proposed transaction as soon as possible. The transaction is expected to close in the fall of 1997.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    MEDITRUST

     April 16, 1997                 By:    /s/ Michael S. Benjamin
                                    --------------------------------------------
                                           Michael S. Benjamin
                                           Senior Vice President
                                           and Secretary